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                                                                      EXHIBIT 15

We are aware of the incorporation by reference in the Registration Statement of Texas Industries, Inc. for the registration of shares of Convertible Trust Preferred Securities of our reports dated September 16, 1997, December 15, 1997, and March 20, 1998 relating to the unaudited condensed consolidated interim financial statements of Texas Industries, Inc. that are included in its Forms 10-Q for the quarters ended August 31, 1997, November 30, 1997 and February 28, 1998.

/s/ ERNST & YOUNG LLP

Dallas, Texas
May 21, 1998